Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated as of November 7, 2017 (the “Effective Date”), is made by and among Joseph Michael Redmond (“Executive”) with an address at 55 W. Delaware Pl. Chicago, IL 60610 and Odyssey Group International Inc. a Nevada Company with an address at 2372 Morse Ave., Irvine, CA 92614, or any successor company, (the “Company”).

WHEREAS, Executive will be employed by the Company as its Chief Executive Officer (CEO) and will maintain a position of Chairman on the Company’s Board; and

WHEREAS, the members of the Board of Directors of the Company desire to enter into an employment agreement with Executive, which employment agreement will have a term from December 1, 2017 through December 1, 2020; and

WHEREAS, the agreed upon terms and conditions of Executive’s continued employment are embodied in this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive do hereby agree as follows:

Section 1. Employment and Duties. On the terms and subject to the conditions set forth in this Agreement, subject to the approval and ratification of Board of Directors, such approvals to be obtained prior to the Effective Date, the Company agrees to employ Executive as its Chief Executive Officer to render such services as would be customary.

Section 2. Performance.

(a) Executive accepts the employment as set forth in Section 1 herein and agrees to concentrate such time, attention and skill as may be necessary to assure the full performance of the services described therein.

Section 3. Term/Termination.

3.1 Term. The term of employment under this Agreement (the “Employment Period”) shall commence on December 1, 2017 and terminate on December 1, 2020, unless earlier terminated pursuant to the termination provisions set forth herein or extended for successive one-year periods outlined below in this paragraph. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that the Company may only terminate Executive’s employment for Due Cause (as hereinafter defined). At the end of the Employment Period, this Agreement will be automatically renewed for successive one-year terms unless either the Executive or Company shall, upon three months written notice to the other, elect not to renew this Agreement for any year. Non-renewal of the Agreement by either shall be deemed a termination pursuant to section 3.5 and shall be subject to the severance compensation provisions related to termination under that Section.

3.2 Termination for Due Cause. The Company may only terminate the Employment Period for Due Cause. The Company, by a vote of a majority of the Board of Directors (a “Termination Vote”) may terminate the Employment Period for Due Cause, effective upon written notice of such termination to Executive only in the event of Due Cause as defined by (i) a conviction in a court of law by Executive for theft or embezzlement of property of the Company and/or conviction by Executive of a felony crime resulting in a material injury to the businesses, properties of the Company or any of its affiliates; All compensation paid to Executive shall immediately cease upon termination for Due Cause hereunder except accrued and unpaid compensation and all unvested Stock Options shall immediately expire.

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3.3 Termination Due to Death. The Employment Period shall be terminated upon the death of Executive. All compensation paid to Executive shall immediately cease upon such termination except for accrued and unpaid compensation pursuant to Section 4.1 herein and earned but unpaid bonus payments pursuant to Section 4.2 herein. All unvested Stock Options shall immediately become vested.

3.4 Termination Due to Permanent Total Disability. The Employment Period shall be terminated upon the Permanent Total Disability (as defined in this Section 3.4) of Executive following written notice from the Company. Permanent Total Disability is defined as an inability by Executive to perform substantially all of the services required pursuant to this Agreement for a continuous period of one hundred eighty (180) days when such inability is caused by illness or a physical or mental disability. Such Permanent Total Disability shall be determined by a physician selected jointly by the parties hereto.

3.5 Termination Other Than Due Cause, Death, Disability or Resignation. In the event that Executive’s employment is terminated for reasons other than Due Cause, death, Permanent Total Disability or resignation, then all Stock Options that have not fully vested are immediately canceled. The Company shall pay severance compensation, if Company terminates Executive, to Executive equal to eighteen (18) months salary compensation at his then annual salary compensation rate, including bonus earned as of the termination date. Any severance compensation paid to Executive shall be paid ratably over the remaining payment period following termination. Any bonus compensation earned as of the termination date shall be paid to Executive pursuant to the bonus payment schedule set forth in Section 4.2 herein.

3.6 Termination by Executive. Executive may terminate the Employment Period (i) in the event the Company has breached a material term or condition of this Agreement which is not cured or remedied within fifteen (15) days following written notice by Executive to Board of Directors of Company of such breach or (ii) at Executive’s convenience. In the event that Executive’s resignation is due to an uncured breach by the Company, such resignation shall be deemed a termination by the Company as without Due Cause pursuant to Section 3.5, for purposes of vesting of Stock Options pursuant to Section 4.3 herein and for payments of salary and bonus compensation as set forth in Sections 3.5, 4.1 and 4.2, respectively, herein. In the event that the Employment Period is terminated by Executive at his convenience, then Executive will be due any earned but unpaid salary, vacation and bonus compensation as set forth in Sections 4.1 and 4.3, respectively, herein. All vested stock options not exercised by Executive within ninety (90) days following the termination date shall be cancelled. Any unvested Stock Options shall be cancelled as of this termination date.

3.7 Surrender of Position and Properties. Upon termination of Executive’s employment with the Company, regardless of the cause therefore, Executive shall promptly be deemed to have resigned from the Company’s Board of Directors and as an officer and director of any of the Company’s affiliates, if serving as such at that time, and shall surrender to the Company or its affiliates all property provided to him by the Company.

3.8 Survival of Covenants. The covenants of Executive set forth in Section 5 and 6 herein shall survive the termination of the Employment Period or termination of this Agreement.

Section 4. Compensation/Expenses.

4.1 Salary. In exchange for the services to be rendered by Executive hereunder, the Company agrees to pay, during the Employment Period, a salary at a rate of;

Salary:

$10,000 per month upon signing

$15,000 per month after submission of a 510k application to the FDA or raising $500,000 for the Company, whichever occurs first.

$25,000 upon raising a cumulative of $5.0M for the Company or achieving revenues of $5.0M for the Company, whichever occurs first.

$35,000 per month upon raising a cumulative amount of $10.0M for the company or achieving revenue of $10.0M for the Company whichever occurs first.

Salary will be paid bi-weekly.

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4.2 Bonus.

The Company and Executive shall establish an annual bonus plan for Executive, which annual bonus plan shall comprise a calendar year (the “Plan Year”). Executive will be eligible to participate in such annual bonus plan during the term of this Agreement with goals (the “Annual Goals”) established and approved by the Board of Directors. Pursuant to this annual bonus plan, Executive shall be eligible for cash bonuses valued between one hundred to two hundred percent of the then current Salary. At the conclusion of the Plan Year, the Executive and Board of Directors shall determine the level of success achieved by the Executive against the Annual Goals. Bonus will be determined and paid within thirty days of the end of the Plan Year. If Executive’s employment is terminated for reasons other than Due Cause or his voluntary resignation, he will be entitled to receive any bonus earned up to the date of termination as reasonably determined by the Board of Directors.

4.3 Stock. The Company hereby grants to Executive the right to purchase twenty-five million (25,000,000) shares of the Company’s common stock at par value ($.001) per share. Vesting is as follows: 8,333,333 shares will vest upon the Company’s first submission to the FDA; 8,333,333 will vest on Company’s first FDA approved product; 8,333,334 will vest upon the Company raising a cumulative of two-million dollars ($2,000,000).

Executive cannot sell any of the above stock for two years from the Effective Date or until the Company reaches $10,000,000 in annual revenue, whichever occurs first.

Options: Company will provide Executive Option Agreements (with a cashless exercise component) for a total of fifteen million (15,000,000) of the Company’s stock with a strike price of $0.25 per share. Vesting is as follows: Five million (5,000,000) options vest upon the Company achieving revenues of five million US dollars ($5,000,000) annually; Five million (5,000,000) options vest upon the Company achieving annual revenues of Ten million dollars ($10,000,000) and five million (5,000,000) options vest upon the Company achieving annual revenues of Fifteen million dollars ($15,000,000).

The Executive will be granted

a) Accelerated Vesting of Options. Upon the sale, merger or any transaction resulting in the majority of the Company stock being obtained, then all of the Executives’ options not vested will vest immediately and become exercisable.

4.4 Insurance. Executive if he so elects and if permissible by the Company plans, will be entitled to participate in fringe benefit, health insurance, life insurance, and other programs which Company may adopt from time to time for executives of Company. Participation will be in accordance with any plans and any applicable policies adopted by Company.

4.5 Business Expenses. Executive shall be reimbursed for business-related expenses that Executive incurs pursuant to employment with the Company, such expenses to be timely submitted with supporting documentation and other substantiation of such expenses that conform to the reporting requirements of the Company and requirements of the Internal Revenue Service. Company will reimburse expenses to Executive within 15 days of receipt. Executive is located in the state of Illinois and Executive will not have to relocate. Executive as part of this engagement is required to commute to Company and shall have expenses paid accordingly.

4.6 Vacation. Executive shall be entitled to vacations. Executive will accrue five (5) weeks vacation per year during the Initial Term and six (6) weeks vacation during each Additional Term.

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Section 5. Confidentiality.

5.1 Confidentiality. At any time during the Term of this Agreement, Executive shall not disclose or make any use of, for his own benefit or for the benefit of a business or entity other than the Company or its affiliates, any secret or Confidential Information, lists of customers and prospective customers or any other information of or pertaining to the Company or its affiliates that is not generally known within the trade of the Company or its affiliates or which is not publicly available.

Confidential Information. For purposes of this Agreement, the term "Confidential Information" shall mean Information regarding Company's business including, Information regarding cardiac related medical device products for determining EKG, processing and manufacturing capabilities of the EKG device.

Exceptions to Confidentiality Obligations. The obligations of this Agreement shall not apply to Confidential Information which:

1.	is or becomes publicly available

Section 6. Indemnification. In addition to any rights Executive may have under the Company's charter or by-laws, the Company agrees to indemnify Executive and hold Executive harmless, both during the Term and thereafter, against all costs, expenses (including, without limitation, fines, excise taxes and attorneys' and accountants’ fees) and liabilities (other than settlements to which the Company does not consent, which consent shall not be unreasonably withheld) (collectively, "Losses") reasonably incurred by Executive in connection with any claim, action, proceeding or investigation brought against or involving Executive with respect to, arising out of or in any way relating to Executive's employment with the Company or Executive's service as a director of the Company; provided, however, that the Company shall not be required to indemnify Executive for Losses incurred as a result of Executive's intentional misconduct or gross negligence (other than matters where Executive acted in good faith and in a manner he reasonably believed to be in and not opposed to the Company's best interests). Executive shall promptly notify the Company of any claim, action, proceeding or investigation under this paragraph and the Company shall be entitled to participate in the defense of any such claim, action, proceeding or investigation and, if it so chooses, to assume the defense with counsel selected by the Company; provided that Executive shall have the right to employ counsel to represent him (at the Company's expense) if Company counsel would have a "conflict of interest" in representing both the Company and Executive. The Company shall not settle or compromise any claim, action, proceeding or investigation without Executive's consent, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required if the settlement entails only the payment of money and the Company fully indemnifies Executive in connection therewith. The Company further agrees to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by the Executive in connection with any such claim, action, proceeding or investigation. The Company, as soon as reasonably possible, will maintains a policy of directors' and officers' liability insurance covering Executive and, notwithstanding the expiration or earlier termination of this Agreement, the Company shall maintain a directors' and officers' liability insurance policy covering Executive for a period of time following such expiration or earlier termination equal to the statute of limitations for any claim that may be asserted against Executive for which coverage is available under such directors' and officers' liability insurance policy. The provisions of this paragraph shall survive the termination of this Agreement for any reason.

Section 7. Notice. Any notice required or permitted hereunder shall be made in writing (i) either by actual delivery of the notice into the hands of the party hereunder entitled, or (ii) by the mailing of the notice in the United States mail, certified mail, return receipt requested, Federal Express, United Parcel Service with all postage prepaid and addressed to the party to whom the notice is to be given at the party’s respective address set forth below, or such other address as the parties may from time to time designate by written notice as provided herein and (iii) via email to the email addresses provided by the Parties below. Notice will hereby be deemed to be satisfied via the delivery of any of the methods listed above.

If to the Company:

Attn: Odyssey Group International Inc.

2 Park Plaza Suite 1200

Irvine CA 92614

info@odysseygi.com

If to Executive:

J. Michael Redmond

55 W. Delaware Pl. unit 607

Chicago, IL 60610

Mike.redmond@yahoo.com

The notice shall be deemed to be received in case (i) on the date of actual receipt by the party and in case (ii) three days following the date of the mailing.

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Section 8. Amendment and Waiver. No amendment or modification of this Agreement shall be valid or binding upon: (i) the Company unless made in writing and signed by an officer of the Company, duly authorized by the Board of Directors of the Company or; (ii) Executive unless made in writing and signed by him. The waiver by the Company or Executive of the breach of any Provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of such party.

Section 9. Governing Law/Waiver of Claims/Arbitration. (a) The validity and effect of this Agreement and the rights and obligations of the parties hereto shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the principles of conflicts of laws thereof.

(b) Additionally, the parties hereto agree that in the event of any and all disagreements and controversies arising from this Agreement or any other agreements between the Company and Executive the breach, termination or validity thereof or the present and future dealings between the parties, such disagreements and controversies shall be subject to a two step mediation and binding arbitration process. The first step will be to a one time mediation session to be held in accordance with the California Bar Associations Mediation guidelines and to be heard in front of a Mediation expert that has been practicing for a period of at least 5 years. The mediation cost will be paid by the Company. If the Parties fail to resolve their dispute via Mediation, the Parties agree to a second step of binding arbitration as arbitrated in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) to be held in Los Angeles, California before one neutral arbitrator with one discovery allowed by each party to this Agreement. Such arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of written notice of a continuing dispute following mediation of said disagreement or controversy. If the parties cannot mutually agree to an arbitrator within thirty (30) days, then the AAA shall designate the arbitrator. Either party may apply to the arbitrator seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Without waiving any remedy under this Agreement, either party may also seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy). In the event of any such disagreement or controversy, neither party shall directly or indirectly reveal, report, publish or disclose any information relating to such disagreement or controversy to any person, firm or corporation not expressly authorized by the other party to receive such information or use such information or assist any other person in doing so, except to comply with actual legal obligations of such party or unless such disclosure is directly related to an arbitration proceeding as provided herein, including, but not limited to, the prosecution or defense of any claim in such arbitration. The costs and expenses of the arbitration (including attorneys’ fees) shall be paid by the non-prevailing Party or as determined by the arbitrator. Executive shall have a limit of liability; in no case shall Executive be liable for a judgment greater fifty thousand dollars. This paragraph shall survive the termination of this Agreement.

Section 10. Entire Agreement. This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties dealing with such subject matter, whether oral or written, but limited to the Employment Period.

Section 11. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the transferees, successors and assigns of the Company, including any company or entity with which the Company may merge or consolidate.

Section 12. Headings. Numbers and titles to paragraphs hereof are for information purposes only and, where inconsistent with the text, are to be disregarded.

Section 13. Severability – General. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof

Section 14. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first set forth above.

Company	Executive

By: /s/ James Short	By: /s/ Joseph Michael Redmond

Printed: James Short	Printed: Joseph Michael Redmond

Title: Chief Financial Officer

Date: December 4, 2017	Date: 12-7-17

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